AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.

QUARTERLY PRICING SUPPLEMENT, DATED OCTOBER 1, 2013,

TO THE PROSPECTUS, DATED MAY 2, 2013

Quarterly Pricing Supplement

(unaudited)

On October 1, 2013, our net asset value (“NAV”) per institutional share is $9.943 and our NAV per retail share is $10.088.

The following sets forth the calculation of NAV for each of the institutional shares and retail shares:

Net Asset Value as of July 1, 2013:	$ 16,260,575.08

Net Assets as of October 1, 2013:
Real Estate Properties, at Fair Value	$ 31,956,573.98
Non-Real Estate Assets (1)
Cash and Cash Equivalents	1,019,156.34
Subscriptions Receivable	-
Prepaid Organizational and Other Costs	5,183,295.10
Total Net Assets	38,159,025.42
Liabilities
Financing	16,434,451.83
Deferred Revenue	136,907.70
Other Liabilities (1)	3,264,205.46
Total liabilities	19,835,564.99
Net Asset Value	$ 18,323,460.43

(1)     As described in “Valuation Policies” in our Prospectus, the Company estimates operating income and certain expenses and adds, or deducts, the daily accrual of such estimated expenses in determining NAV. Any operating income or such expense items that exceed the amount of such estimates will be adjusted monthly on a going forward basis.

The Real Estate Properties have initially been valued at cost. After such initial valuations, the value of the Real Estate Properties will be determined taking into consideration the valuations performed by Duff & Phelps, LLC, an independent valuation firm retained by us, which will be performed on each property at least one calender quarter after its acquisition.

Quarterly Adjustment and Calculation of NAV

Institutional Shares
NAV
Net Asset Value for Institutional shares as of July 1, 2013:	$7,574,237.13 ($9.941)
Share Purchases and Redemptions for the quarter ended October 1, 2013:
Share Purchases	772,762.44
Share Redemptions	-
Activity for the quarter ended October 1, 2013: (2)
Accrual of Portfolio Revenue	255,355.00
Accrual of Asset Management Fee	-
Accrual of Other Expenses (3)	(243,660.85)
Accrual of Organizational and Offering Expenses	(10,000.88)
Change in NAV due to Gains (Losses) (Realized and Unrealized) on Assets and Liabilities subsequent to July 1, 2013	-
Ending NAV on October 1, 2013 (per institutional share)	$8,348,692.84 ($9.943)

Retail Shares
NAV
Net Asset Value for Retail shares as of July 1, 2013:	$8,686,337.95 ($10.067)
Share Purchases and Redemptions for the quarter ended October 1, 2013:
Share Purchases	1,267,695.14
Share Redemptions	-
Activity for the quarter ended October 1, 2013: (2)
Accrual of Portfolio Revenue	307,450.58
Accrual of Asset Management Fee	-
Accrual of Other Expenses (3)	(273,471.98)
Accrual of Organizational and Offering Expenses	(13,244.10)
Change in NAV due to Gains (Losses) (Realized and Unrealized) on Assets and Liabilities subsequent to July 1, 2013	-
Ending NAV on October 1, 2013 (per retail share)	$9,974,767.59 ($10.088)

(2)    The beginning NAV and the quarterly activity have been allocated between the institutional shares and the retail shares in proportion to the NAV of the institutional shares and the retail shares on the corresponding NAV date.

(3)     Other Expenses, consist of all of our operating and administrative expenses, other than asset management fees and organizational and offering expenses.

The NAV per share for a particular day can be found on our website at www.arcdailynav.com or by calling our toll-free, automated telephone line at 1-866-532-4743.

www.arcdailynav.com - 1.866.532.4743

Below is the NAV per share for each of the institutional shares and the retail shares for each day subsequent to our last pricing supplement.

Date	NAV per institutional share	NAV per retail share
July 2, 2013	$ 9.941	$ 10.067
July 3, 2013	$ 9.941	$ 10.067
July 5, 2013	$ 9.941	$ 10.067
July 8, 2013	$ 9.941	$ 10.068
July 9, 2013	$ 9.941	$ 10.068
July 10, 2013	$ 9.941	$ 10.068
July 11, 2013	$ 9.941	$ 10.069
July 12, 2013	$ 9.941	$ 10.069
July 15, 2013	$ 9.941	$ 10.069
July 16, 2013	$ 9.941	$ 10.070
July 17, 2013	$ 9.941	$ 10.070
July 18, 2013	$ 9.941	$ 10.070
July 19, 2013	$ 9.941	$ 10.070
July 22, 2013	$ 9.941	$ 10.071
July 23, 2013	$ 9.941	$ 10.071
July 24, 2013	$ 9.941	$ 10.071
July 25, 2013	$ 9.941	$ 10.071
July 26, 2013	$ 9.941	$ 10.072
July 29, 2013	$ 9.941	$ 10.072
July 30, 2013	$ 9.941	$ 10.072
July 31, 2013	$ 9.941	$ 10.073
August 1, 2013	$ 9.941	$ 10.073
August 2, 2013	$ 9.941	$ 10.073
August 5, 2013	$ 9.941	$ 10.074
August 6, 2013	$ 9.941	$ 10.074
August 7, 2013	$ 9.941	$ 10.074
August 8, 2013	$ 9.941	$ 10.074
August 9, 2013	$ 9.941	$ 10.074
August 12, 2013	$ 9.941	$ 10.075
August 13, 2013	$ 9.941	$ 10.075
August 14, 2013	$ 9.941	$ 10.075
August 15, 2013	$ 9.941	$ 10.076
August 16, 2013	$ 9.941	$ 10.076
August 19, 2013	$ 9.941	$ 10.076
August 20, 2013	$ 9.941	$ 10.077
August 21, 2013	$ 9.941	$ 10.077
August 22, 2013	$ 9.941	$ 10.077
August 23, 2013	$ 9.941	$ 10.078
August 26, 2013	$ 9.941	$ 10.079
August 27, 2013	$ 9.941	$ 10.079
August 28, 2013	$ 9.941	$ 10.080
August 29, 2013	$ 9.941	$ 10.080
August 30, 2013	$ 9.941	$ 10.080
September 3, 2013	$ 9.942	$ 10.082
September 4, 2013	$ 9.942	$ 10.082
September 5, 2013	$ 9.942	$ 10.083
September 6, 2013	$ 9.943	$ 10.083
September 9, 2013	$ 9.943	$ 10.084
September 10, 2013	$ 9.943	$ 10.084
September 11, 2013	$ 9.943	$ 10.084
September 12, 2013	$ 9.943	$ 10.084
September 13, 2013	$ 9.943	$ 10.084
September 16, 2013	$ 9.943	$ 10.085
September 17, 2013	$ 9.943	$ 10.085
September 18, 2013	$ 9.943	$ 10.086
September 19, 2013	$ 9.943	$ 10.086
September 20, 2013	$ 9.943	$ 10.086
September 23, 2013	$ 9.943	$ 10.086
September 24, 2013	$ 9.943	$ 10.087
September 25, 2013	$ 9.943	$ 10.087
September 26, 2013	$ 9.943	$ 10.087
September 27, 2013	$ 9.943	$ 10.087
September 30, 2013	$ 9.943	$ 10.088
October 1, 2013	$ 9.943	$ 10.088

www.arcdailynav.com - 1.866.532.4743